EXHIBIT 99.3

E-WASTE SYSTEMS, INC. COMPLETES ACQUISITION OF
OHIO-BASED ELECTRONIC WASTE RECYCLER, TECH DISPOSAL, INC.

Base of Operations Established in Columbus, Ohio

LONDON & COLUMBUS, OH – October 20, 2011 – E-Waste Systems, Inc. (OTC BB: EWSI) announced today that it has completed the acquisition of Tech Disposal, Inc., (“TDI”), an electronic waste recycler and asset recovery specialist based in Columbus, Ohio, which will be re-named E-Waste Systems (Ohio), Inc. This is the first step in EWSI’s plan to create a platform offering high quality solutions to the management of Waste Electrical and Electronic Equipment (“WEEE”). The Company is actively building relationships with businesses and other organizations facing regulatory and/or other mandates for the handling of their e-waste.  EWSI plans to extend its reach and to offer existing and future clients a suite of enhanced services; to incorporate best practices in professional management and to invest in state-of-the-art recycling technology.

Following completion of its acquisition by EWSI, TDI has appointed a new board of directors, which includes Martin Nielson, Chairman and CEO; Steve Hollinshead, Chief Financial Officer; and Susan Johnson, Secretary and Treasurer. In addition, George Pardos, TDI’s Founder, will continue with the business as a consultant. TDI recently moved to occupy a larger, more substantial facility to increase the capacity of its operations.

“We are pleased to announce the completion of this key initial acquisition and are eager to begin working with George Pardos,” Martin Nielson, Chairman and CEO, E-Waste Systems, Inc., states. “George’s extensive industry experience, optimal customer base and prime location in the Midwest will be a great complement to our business.”

George Pardos, Founder and CEO, Tech Disposal, Inc., states, “I am proud to be a part of EWSI. I look forward to the opportunity of making recycling available to companies all over the world and ensure that people who seek to recycle end-of-life electronics have a responsible partner in doing so. Through this partnership, we will seek to make the task of recycling electronics both seamless and efficient. We look forward to making responsible recycling the cornerstone of our process.”

EWSI’s management believes that having a base of operations in Ohio is of significance to its “buy-and-build” approach to the industry. Ohio is the seventh most populated state in the U.S., and according to Blumberg Associates, generates over 200 million pounds of e-waste annually, of which, less than 20 percent is properly recycled. These statistics help to explain why Ohio now has pending legislation regarding the lawful processing of e-waste. Should the bill pass into law, EWSI believes it is well-positioned to support the state’s effort in handling the adequate disposal of e-waste.

Full details of the transaction can be found with EWSI’s filings with the SEC.

About E-Waste Systems, Inc.:

From its headquarters in London, where e-waste regulations are the most stringent in the world, E-Waste Systems, Inc. aims to be a leading provider of waste electric and electronic equipment processing services in key jurisdictions around the world. According to Blumberg Associates, the e-waste sector represents a $55 billion industry as environmental legislation mandates that such waste can no longer be sent to landfill. Original equipment manufacturers, retailers and consumers are now responsible for end-of-life management of all e-waste. And, growing Corporate Social Responsibility drives requirements for highly compliant and professional solution providers. Currently, the collection and recovery industry is highly-fragmented and often unprofessional; creating what EWSI believes is an attractive opportunity for a buy, build, and upgrade strategy in the sector. To learn more, visit ewastesystems.com.

About Tech Disposal, Inc.:

Founded in March 2010 by George Pardos, a former United States Marine who was disabled in service, Tech Disposal, Inc. provides end-of-life solutions for a wide range of electronics, initially focused on copiers. George Pardos has dealt with end-of-life electronics for the last 17 years. He has dealt with Fortune 500 companies such as FedEx, UPS, Canon Business Solutions, Konica Business Machines, Ikon Office Solutions and GE Capital. In 2010, Tech Disposal branched out from a copier-based end-of-life model to also include other end-of-life electronics. Tech Disposal follows responsible recycling efforts to make sure that business is done according to R2 and Basel convention. Tech Disposal’s mission is to serve as a portal for recycling electronics that can be plugged into a socket.

Forward-Looking Statement:

The statements in the press release that relate to the Company’s expectations with regard to the future impact on the Company’s results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in such statements. Such risks, uncertainties, and factors include, but are not limited to, future capital needs, changes, and delays in product development plans and schedules, or market acceptance.

Media Contact

Adam J. Handelsman
Managing Director
Lippert/Heilshorn & Associates
212.201.6622
ahandelsman@lhai.com